EXHIBIT 10.4
Employment Contract

Party A: Henan Jinding Chemical Industry Co., Ltd.

Party B: Wu Peng

To establish a labor relationship and define the rights and obligations of the two parties, Party A and Party B conclude this Contract based on voluntariness, consultation and consistency, in accordance with the Labor Law of the People’s Republic of China, as well as related regulations.

Article 1 Term of the Labor Contract

1.	The term of this Contract is 5 year from May 1, 2006 to April 30, 2011 .

2.	This Contract can be renewed by the two parties through consultation one month prior to the expiration.

3.
Where either party considers it unnecessary to renew the employment contract after the expiration of this Contract, such party shall notify in writing the other party one month prior to the expiration of this Contract.

4.	Where Party B resigns prior to the expiration of this Contract, a penalty of RMB200,000 shall be imposed on it.

Article 2 Contents of Work

1.	Through examination, Party A agrees to employ Party B as one of its employees for the need of work. Party B agrees to work for Party A as the Deputy General Manager.

2.	Party A may, according to its need for work as well as Party B’s operations, capability of work and performance, adjust Party B’s working post.

Article 3 Social Insurance and Benefits

1.	Paragraph 3 of Article 5 under this Contract shall be executed with regard to social insurance.

2.	Party B enjoys the benefits prescribed by Party A.

3.	Party A shall, based on work situations, arrange Party B to rest where Party B is required to work on festivals or holidays.

4.	The legal festivals or holidays, as well as leave for wedding or for arranging funeral, shall be deemed as paid leave of period.

Article 4 Labor Protection and Labor Conditions

1.	Party A shall provide Party B with the working environment and labor protection conditions stipulated by the state in respect of labor security and health.

2.	Party A may arrange Party B to take part in necessary business training according to its need for work.

Article 5 Work Hours and Remuneration

1.	Party B works 8 hours each day. Where Party B is required to work over time, the working hours can be appropriately extended.

2.
Party A determines the annual salary payment standard for Party B in accordance with regulations of its wage management system. The annual salary for the period of probation is RMB50,000 and the annual salary after the probation is RMB80,000 .

3.	Party A shall release the salary to Party B through rigorous assessment based on Party B’s current duty and post.

4.	Party A can, according to its business conditions as well as Party B’s skills and working efficiency, adjust the level of wage to Party B based on relevant provisions of Party A.

5.	Where Party A assigns Party B to work at its subordinate company for the need of work, Party B can enjoy relevant subsidies at such company of Party A in accordance with Party A’s related provisions.

Article 6 Labor Discipline

1.	Party B shall comply with the laws, rules and regulations of the state.

2.	Party B shall comply with the rules and regulations and labor disciplines prescribed by Party A and voluntarily obey the administration and education of Party A.

3.	In case that Party B breaks the rules and regulations and labor disciplines of Party A, Party A will impose relevant punishment on Party B according to related provisions.

Article 7 Conditions for Cancellation and Termination of the Labor Contract

1.	The Labor contract can be cancelled by Party A and Party B through unanimous consultation.

2.	In the event of any of the following circumstances, Party A may cancel the Labor contract:

1)	It’s proved that Party B fails to be qualified for employment conditions in the period of probation;

2)	Party B materially breaks labor disciplines or Party A’s rules and regulations;

3)	Party B neglects its duty or engages in malpractice materially, which results in substantial damages to interests of Party A; and

4)	Party B is investigated with regard to criminal liabilities according to law.

3.	In the event of any of the following circumstances, Party A may cancel the Labor contract, but shall notify Party B in writing 30 (thirty) days in advance:

1)	Party B is ill, or injured at work, and after treatment, is unable to undertake the original work or work separately arranged by Party A;

2)	Party B is unqualified for its work, and remains unqualified through training or adjustment in its work post; and

3)
Material changes to the objective conditions on which the Labor contract is based occur, causing that the original Labor contract cannot be performed, and an agreement cannot be achieved by the parties concerned with regard to alteration in the Labor contract.

4.	Party B shall, in the event of requirement for cancellation of the Labor contract, notify Party A in writing 30 (thirty) days in advance.

5.	In the event of any of the following circumstances, Party B can cancel the Labor contract by giving notice to Party A at any time:

1)	Within the period of probation;

2)	Party A forces Party B by means of violence, threat, or illegal limitation of personal freedom; and

3)	Party A fails to pay the labor remuneration or provide the labor conditions in accordance with stipulated under the Employment Contract.

6.	This Contract shall terminate at the expiration of it. Where there’s need of work, the labor contract can be renewed by Party A and Party B through unanimous consultation.

Article 8 Liabilities for Breach of Contract

Once established, this Contract must be strictly performed by the two parties. In the event of any breach of the contract, liabilities shall be ascertained in accordance with relevant provisions, and when an economic loss is incurred to the other party, the breaching party shall make compensation based on the consequences as well as the severity of such breach liabilities.

Article 9 Settlement of Labor Dispute

Any labor dispute arising out of the performance of this Contract can be submitted to a labor dispute arbitration committee having jurisdiction for arbitration. The party that requires arbitration shall, within 60 (sixty) days as of the date when such labor dispute occurs, submit a written application to the labor dispute arbitration committee.

Article 10 Matters not detailed in this Contract shall be executed in accordance with the applicable laws, rules and regulations, and policies of the state.

Article 11 This Contract is in duplicate with each party holding one copy.

Article 12 Other issues that are considered necessary by both parties.

With the seals and signatures on behalf of:

Party A:	Party B:

/s/ Henan Jinding Chemical Industry Co., Ltd.	/s/ Wu Peng

Dated on April 28, 2006